Exhibit 10.3

DISTRIBUTION REINVESTMENT PLAN
OF
FORTRESS PRIVATE LENDING FUND

Effective July 14, 2025

Fortress Private Lending Fund, a Delaware statutory trust (the "Company"), hereby adopts the following Distribution Reinvestment Plan (the "Plan") with respect to distributions declared by its Board of Trustees of the Company (the "Board") on its common shares of beneficial interest (the "Shares"):

1.
Participation; Agent. The Company's Plan is available to shareholders of record of the Shares. SS&C GIDS, Inc. ("SS&C") acting as agent for each Participant (as defined below) in the Plan, will apply income dividends or capital gains or other distributions (each, a "Distribution" and collectively, "Distributions"), net of any applicable U.S. withholding tax, that become payable to such Participant on Shares (including Shares held in the Participant's name and Shares accumulated under the Plan), to the purchase of additional whole and fractional Shares for such Participant.

2.
Eligibility and Election to Participate. Participation in the Plan is limited to registered owners of Shares. The Board reserves the right to amend or terminate the Plan. Shareholders automatically participate in the Plan, unless and until an election is made to withdraw from the Plan on behalf of such participating shareholder. If participating in the Plan, a shareholder is required to include all of the Shares owned by such shareholder in the Plan.

3.
Procedure for Participation. No action will be required on the part of a shareholder to participate in the Plan (each such shareholder, a "Participant"). If a shareholder opts out of the Plan by completing such election on their subscription agreement, such shareholder may subsequently elect to become a Participant in the Plan by completing and executing an enrollment form or any appropriate authorization form as may be available from the Company or SS&C. Participants may also subsequently enroll or terminate participation in the Plan by notifying SS&C.

4.
Share Purchases. When the Company declares a Distribution, SS&C, on the Participant's behalf, will receive additional authorized Shares from the Company either newly issued or repurchased from the shareholders by the Company and held as treasury stock. The number of Shares to be received when Distributions are reinvested will be determined by dividing the total dollar amount of the Distribution payable to such Participant by the Company's then-current net asset value per Share (subject to the provisions of the Investment Company Act of 1940, as amended). There will be no sales load charged on Shares issued to a Participant under the Plan. All Shares purchased under the Plan will be held in the name of each Participant. In the case of shareholders, such as banks, brokers or nominees, that hold Shares for others who are beneficial owners participating under the Plan, SS&C will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount of Shares registered in the shareholder's name and held for the account of beneficial owners participating under the Plan.

5.
Timing of Purchases. The Company expects to issue Shares pursuant to the Plan, immediately following each Distribution payment date and SS&C will make every reasonable effort to reinvest all Distributions on the day the Distribution is paid (except where necessary to comply with applicable securities laws) by the Company. If, for any reason beyond the control of SS&C, reinvestment of the Distributions cannot be completed within 30 days after the applicable Distribution payment date, funds held by SS&C on behalf of a Participant will be distributed to that Participant.

6.
Account Statements. SS&C will maintain all shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. SS&C will hold Shares in the account of the shareholders in non-certificated form in the name of the Participant, and each shareholder's proxy, if any, will include those Shares purchased pursuant to the Plan. SS&C will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. No less frequently than quarterly, SS&C will provide to each Participant an account statement showing the Distribution, the number of Shares purchased with the Distribution, and the year-to-date and cumulative Distributions paid.

7.
Expenses. There will be no direct expenses to Participants for the administration of the Plan. There is no direct service charge to Participants with regard to purchases under the Plan; however, the Company reserves the right to amend the Plan to include a service charge payable by the Participants. All fees associated with the Plan, including administrator's fees, will be paid by the Company.

8.	Taxation of Distributions. The reinvestment of Distributions does not relieve a Participant of any taxes that may be payable on such Distributions.

9.	Voting of Shares. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Company's private offering.

10.
Absence of Liability. Neither the Company nor SS&C shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither the Company nor SS&C shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a Participant's account prior to receipt of written notice of such Participant's death, or (b) with respect to prices at which Shares are purchased or sold for the Participant's account and the terms on which such purchases and sales are made. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.

11.
Termination of Participation. A Participant that no longer wishes to have Distributions automatically reinvested may terminate participation in the Plan at any time by written instructions to that effect to SS&C. Such written instructions must be received by SS&C no later than three days prior to the record date for an applicable Distribution; otherwise, the Participant will receive such Distribution in Shares through the Plan and the termination will be effective only with respect to any subsequent Distributions.

12.
Amendment, Supplement, Termination, and Suspension of Plan. This Plan may be amended, supplemented, or terminated by the Board at any time in its sole and absolute discretion. The Plan may be terminated by the Company upon written notice at least 30 days prior to any record date for the payment of any Distributions by the Company. The amendment or supplement shall be filed with the Securities and Exchange Commission as an exhibit to a subsequent appropriate filing made by the Company and shall be deemed to be accepted by each Participant unless, prior to its effective date thereof, SS&C receives written notice of termination of the Participant's account. Amendment may include an appointment by the Company or SS&C with the approval of the Company of a successor agent, in which event such successor shall have all of the rights and obligations of SS&C under this Plan.

13.
Governing Law. This Plan and the authorization form signed by the Participant (which is deemed a part of this Plan) and the Participant's account shall be governed by and construed in accordance with the laws of the State of New York.